Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	PRINCIPAL AMOUNT
No.: 1	$250,000,000

CUSIP No.: 117043 AK 5

BRUNSWICK CORPORATION

9.75% Senior Notes due 2013

1. General

Brunswick Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Indenture referred to on the reverse side hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on August 15, 2013 (if such date is not a Business Day, payment of principal on this Note and accrued and unpaid interest thereon will be paid on the next Business Day, provided, however, that no interest on that payment will accrue from and after August 15, 2013 at the principal corporate trust office of the Trustee (as defined below), or at an office or agency maintained by the Company for such purpose, in the City of Chicago, State of Illinois, or in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on February 15 and August 15 of each year beginning February 15, 2009, on said principal sum in like coin or currency, at the rate per annum specified in the title of this Note, from the next preceding date on which interest has been paid or, if no interest has been paid on the Notes, from August 15, 2008 until payment of said principal sum has been made or duly provided for.

2. Interest

The interest so payable on any February 15 or August 15 will, subject to certain exceptions provided in the Indenture referred to herein, be paid to the person in whose name this Note is registered at the close of business on the February 1 or August 1 next preceding such February 15 or August 15 (whether or not such February 1 or August 1 is a Business Day) at the principal executive offices of the Company and at its offices or agencies in the City of Chicago, State of Illinois and the Borough of Manhattan, The City and State of New York, except that interest may, at the option of the Company, be paid by check mailed to the registered address of such person.

3. Indenture

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under that certain Indenture, dated as of March 15, 1987 (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated on the first page hereof (the Securities of such series being herein called the “Notes”).

4. Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustments from time to time if either of the Interest Rate Rating Agencies (as defined below) downgrades (or subsequently upgrades) the rating assigned to the Notes, as set forth below.

If the rating of the Notes from either Interest Rate Rating Agency is decreased to a rating set forth in any of the following tables with respect to that Interest Rate Rating Agency, the annual interest rate on the Notes will increase from the interest rate per annum specified in the title of this Note by an amount equal to the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba2	0.25%
Ba3	0.50%
B1	0.75%
B2 or below	1.00%

S&P Rating*	Percentage
BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

If, at any time, the interest rate on the Notes has been adjusted upward as a result of a decrease in a rating by an Interest Rate Rating Agency and that Interest Rate Rating Agency subsequently increases its rating on the Notes to any of the threshold ratings set forth above, the annual interest rate on the Notes will be decreased such that the annual interest rate equals the interest rate per annum specified in the title of this Note plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided, that if Moody’s (as defined below) or any Substitute Rating Agency (as defined below) subsequently increases its rating on the Notes to “Ba1” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P (as defined below) or any Substitute Rating Agency subsequently increases its rating on the Notes to “BB+” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the annual interest rate on the Notes will be decreased to the interest rate per annum specified in the title of this Note.

No adjustment in the interest rate on the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating. If at any time less than two Interest Rate Rating Agencies provide a rating on the Notes, the Company will use commercially reasonable efforts to obtain a rating on the Notes from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the annual interest rate on the Notes pursuant to the table above, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table, and (3) the annual interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate per annum specified in the title of this Note plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (2) above).

For so long as (1) only one Interest Rate Rating Agency provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the table above; and (2) no Interest Rate Rating Agency provides a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate per annum specified in the title of this Note. In no event will (1) the annual interest rate on the Notes be reduced below the interest rate per annum specified in the title of this Note; or (2) the annual interest on the Notes exceed 2.00% above the interest rate per annum specified in the title of this Note.

Each adjustment required by any decrease or increase in a rating set forth above by any Interest Rate Rating Agency shall be made independent of (and in addition to) any and all other adjustments by any other Interest Rate Rating Agency. Any interest rate increase or decrease described above will take effect on the next Business Day following the date such rating change occurs.

The interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if the Notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

Promptly after any change in the interest rate on the Notes as provided above, the Company shall provide the Trustee with an Officers’ Certificate stating (1) the rating assigned to the Notes from each Interest Rate Rating Agency, (2) that the interest rate on the Notes has changed in accordance with this Section 4 and setting forth the amount of the related increase or decrease, (3) the new interest rate on the Notes, and (4) the date on which the new interest rate on the Notes shall take effect. The Company shall send a copy of any Officers’ Certificate required under this Section 4 to the Trustee via facsimile at (312) 827-8542. The Trustee by written notice to the Company may designate a different facsimile number for delivery of any Officers’ Certificate required under this Section 4. A facsimile to the Trustee under this Section 4 shall be deemed to have been delivered as of the date when receipt is acknowledged.

“Interest Rate Rating Agency” means each of Moody’s and S&P or, in either case, if applicable, any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

5. Optional Redemption

The Company may, at its option, redeem the Notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, or (2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining principal amount and scheduled payments of interest on the Notes to be redeemed (not including interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 50 basis points, plus accrued interest to the redemption date. The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. or their affiliates which are primary U.S. government securities dealers and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (2) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

The Company shall mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed. Notices of redemption may not be conditional. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. No Notes of $1,000 or less will be redeemed in part.

6. Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes as described under Section 5, each holder of the Notes will have the right to require the Company to purchase some or all of such holder’s Notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after public announcement of the pending Change of Control, the Company will be required to send a notice to each holder of the Notes by first class mail, with a copy to the Trustee. The notice will govern the terms of the Change of Control

Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.

Holders of Notes electing to have notes purchased pursuant to a Change of Control Offer will be required to (1) surrender their Notes to the Paying Agent on the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed; or (2) transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Section 6, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting

Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade (as defined below) by both Rating Agencies (as defined below) on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the first date that any of the Notes were issued; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Rating Agencies” means: (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Company as a replacement for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

7. Transfer; Exchange

Each holder of the Notes shall register the transfer or exchange of Notes in accordance with the Indenture. The Company may require the holders, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Company shall not be required to exchange or register a transfer of (1) the Notes for a period of 15 days next preceding any selection of Notes to be redeemed, or (2) any Notes selected, called or being called for redemption except, in the case of any Notes to be redeemed in part, the portion thereof not to be so redeemed.

8. Waiver; Supplement

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture also provides that, prior to any declaration accelerating the maturity of the Securities of any series, the holders of a majority in aggregate principal amount of the Securities of such series at the time outstanding may on behalf of the holders of all of the Securities of such series waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of principal of, or premium, if any, or interest on the Securities of such series. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Security which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Securities.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities of each series to be affected at the time outstanding, evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity on any Security of such series, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or extend the time of or reduce the amount of any mandatory sinking fund payment, or make the principal of any Security or any premium or interest thereon payable in any coin or currency other than that provided for in the Securities of such series or adversely affect the rights of the Securityholders to institute suit for the enforcement of any payment of principal of or premium, if any, or interest on any Security of such series, in each case without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Securities of such series then outstanding.

9. Miscellaneous

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issued in registered form without coupons in denominations of $1,000 or any integral multiple of $1,000. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the principal executive office of the Company or, at the option of the registered holder thereof, at its office or agency maintained for such exchange in the City of Chicago, State of Illinois, or the Borough of Manhattan, The City and State of New York.

The Notes are not entitled to the benefit of, and are not subject to, any mandatory or optional sinking fund.

Except as otherwise provided in this Note, upon due presentment for registration of transfer of this Note at the principal executive offices of the Company or, at the option of the person making presentment for registration of transfer, at its office or agency maintained for such registration in the City of Chicago, State of Illinois or the Borough of Manhattan, The City and State of New York, a new Note or Notes of authorized denomination for any equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee, any paying agent or Authenticating Agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment hereof or on account hereof, as herein and in the Indenture provided, and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Authenticating Agent nor any Security Registrar shall be affected by any notice to the contrary. All such payments shall effectively satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

No recourse for the payment of the principal of or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any supplemental indenture, or in this Note, or because of the creation of any indebtedness represented hereby, shall be had against any incorporator, stockholder, officer or director as such, past, present or future, of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to below.

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Brunswick Corporation has caused this instrument to be signed in its name by the signature of one of its Vice Presidents and an imprint of its corporate seal to be affixed hereto, and attested by the signature of its Secretary.

Dated: August 15, 2008

BRUNSWICK CORPORATION

[Seal]
	Name:	William L. Metzger
	Title:	Vice President and Treasurer

ATTEST:

Name:	Lloyd C. Chatfield II
Title:	Vice President, General Counsel and Secretary

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: August 15, 2008	THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

Date of Exchange	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized officer of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

To: Brunswick Corporation

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Brunswick Corporation (the “Company”) as to the occurrence of a Change of Control Triggering Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay,                                      an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (which is $1,000 principal amount or a multiple of $1,000 in excess thereof) below designated, to be repurchased plus interest accrued to, but excluding, the repurchase date, except as provided in the Indenture.

Dated:

Signature

Principal amount to be repurchased (at least $1,000 or a multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase

By:

Authorized Signatory